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                                                                    EXHIBIT 23.1

               CONSENT OF ERNST & YOUNG LLP, INDEPENDENT AUDITORS


        We consent to the reference to our firm under the caption "Experts" in the Amendment No. 1 to Registration Statement (Form S-3 No. 333-76620) and related Prospectus of ProBusiness Services, Inc. for the registration of 3,733,334 shares of its common stock and to the incorporation by reference therein of our report dated July 27, 2001 (except for Note 13 as to which the date is August 1, 2001), with respect to the consolidated financial statements of ProBusiness Services, Inc. incorporated by reference in its Annual Report (Form 10-K) for the year ended June 30, 2001, and the related financial statement schedule included therein, filed with the Securities and Exchange Commission.



Walnut Creek, California                           /s/ ERNST & YOUNG LLP
February 25, 2002